Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

ARTICLE 1.
PROPERTY/PURCHASE PRICE

1.1Certain Basic Terms.

(a)Seller and Notice Address:

SE Columbus AM, LLC on behalf of the entities listed on

Schedule 1.1, attached hereto (collectively “Seller”)

350 North LaSalle Street, Suite 800

Chicago, Illinois 60654

Attn: Matthew McCulloch and Jason Schwartz

Telephone:312-640-2608

Email: matt@syneq.com; jschwartz@syneq.com

With a copy to:

Levenfeld Pearlstein LLC

2 N. LaSalle Street, Suite 1300

Chicago, Illinois 60602

Attn: Elizabeth O’Brien

Telephone:312-476-7587

Email eobrien@lplegal.com

(b)Purchaser and Notice Address:

CIFM Acquisitions, LLC

499 Park Avenue

New York, New York 10022

Attn: Roger Shreero

Telephone: 212-915-1712

Email: roger.shreero@cantor.com

With a copy to:

CIFM Acquisitions, LLC

499 Park Avenue

New York, New York 10022

Attn: General Counsel

Email: smerke1@cantor.com

AmericasActive:17009577.1

With a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attn: William X. Lang, Esq.

Telephone: 212-294-6896

Email: wlang@winston.com

(c)Date of this Agreement: The latest date of execution by the Seller or the Purchaser, as indicated on the signature page.

(d)Purchase Price: $58,000,000

(e)Earnest Money: The amount of money on deposit with Escrow Agent from time to time, including interest thereon, if any.

(i)Initial Earnest Money: $750,000.

(ii)Additional Earnest Money: $750,000.

(f)Due Diligence Period:The period of time beginning on January 26, 2022 and ending February 25, 2022.

(g)Closing Date: Subject to the extension rights set forth in Section 5.1 hereof, ten (10) business days after the expiration of Due Diligence Period.

(h)Title Company and Escrow Agent:

First American Title Insurance Company

30 N. LaSalle Street, Suite 2200

Chicago, IL 60602

Attention: Patricia Rogers

Telephone: 312-917-7255

Email: progers@firstam.com

(i)Lease: That certain Lease dated as of December 20, 2014, by and between 5303 Fisher LLC (as predecessor in interest to Seller), as lessor, and Mars Petcare US, Inc., as lessee, as amended by that certain First Amendment to Lease dated as of August 8, 2016, by and between 5303 Fisher LLC (as predecessor in interest to Seller), as lessor and Mars Petcare US, Inc., as lessee, as assigned by that certain Assignment and Assumption of Lease and Service Contracts dated as of August 22, 2017 by and between 5303 Fisher LLC, as assignor, and Seller, as assignee, as same has been amended and assigned from time to time.

(j)Tenant: Mars Petcare US, Inc., a Delaware corporation.

AmericasActive:17009577.1

1.2Property. Subject to the terms and conditions of this Agreement of Purchase and Sale (the “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

(a)The “Real Property,” being the land described in Exhibit A attached hereto, containing approximately 21.6 acres; all improvements and fixtures (other than trade fixtures owned by Tenant, except to the extent that Seller shall have any right or interest therein) located thereon, including but not limited to a one story office building containing approximately 465,256 rentable square feet located on such land, and having a street address of 5303 Fisher Road, Columbus, Ohio (“Improvements”); all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property; and all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property (collectively, the “Real Property”).

(b)The “Tangible Personal Property,” being all right, title and interest of Seller in and to all tangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property including without limitation: equipment; machinery; furniture; fixtures; art work; furnishings; office equipment and supplies; and, whether stored on or offsite, all tools, supplies, and construction and finish materials not incorporated in the Improvements and held for repairs and replacements. The term “Personal Property” also shall include any and all deposits, bonds or other security deposited or delivered by Seller with or to any and all governmental bodies, utility companies or other third parties in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property, if any.

(c)The “Intangible Personal Property,” being all, right, title and interest of Seller in and to all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, including without limitation: all trade names and trade-marks associated with the Real Property; the plans and specifications and other architectural, engineering and construction drawings for the Improvements; warranties; indemnities, guaranties; claims against third parties; all contract rights related to the construction, operation, ownership or management of the Real Property; applications, permits, approvals, developer or declarant rights, development rights and entitlements, all telephone exchange numbers and any prepaid impact fees or credits, and licenses (to the extent assignable); insurance proceeds and condemnation awards or claims thereto to be assigned to Purchaser hereunder; and all books and records relating to the Property.

1.3Earnest Money. Within two (2) business days after Date of this Agreement, Purchaser shall deposit the Initial Earnest Money into a strict joint order escrow with the Escrow Agent. In the event the Agreement is not terminated on or prior to the expiration of the Due Diligence Period, Purchaser shall deposit the Additional Earnest Money on or prior to the last day of the Due Diligence Period. The Escrow Agent shall pay the Earnest Money to Seller at and upon the Closing, or otherwise, to the party entitled to receive the Earnest Money in accordance with this Agreement. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to the joint order escrow agreement executed by the parties. The Earnest Money may be invested by the Escrow Agent as Purchaser directs in United States Treasury Bills or a federally insured money

AmericasActive:17009577.1

market account. Seller and Purchaser shall share equally the cost of the joint order escrow, but Purchaser shall bear the cost of any investment fee charged by the Escrow Agent and shall be entitled to any interest earned thereon.

ARTICLE 2.
INSPECTION

2.1Seller’s Delivery of Specified Documents. Seller has previously delivered copies of property information pursuant to that certain Access Agreement (the “Access Agreement”) entered into between Purchaser and Seller dated as of January 24, 2022 (the “Property Information”).

2.2Due Diligence. Commencing on the date of the Access Agreement, Purchaser shall have through the last day of the Due Diligence Period in which to examine, inspect, and investigate the Property and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is acceptable to Purchaser. Purchaser may terminate this Agreement by giving written notice of termination to Seller on or before the last day of the Due Diligence Period. If this Agreement is terminated pursuant to this Paragraph 2.2, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate, subject to the Surviving Obligations, as defined herein.

Purchaser shall have reasonable access to the Property subject to the terms of the Lease, but in any event upon not less than 48 hours prior written notice to Seller (which may be given by email) for the purpose of conducting surveys and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Purchaser; provided, however in no event shall Purchaser perform any invasive testing without the prior written consent of Seller. Purchaser shall keep the Property free and clear of any liens and will indemnify, defend, and hold Seller harmless from all claims asserted by third parties against Seller to recover for personal injury or property damage as a result of Purchaser or its vendors’ entry onto the Property. In connection with Purchaser’s investigations, including without limitation any contact with the Tenant, Seller shall at all times have the right to have a representative of Seller present. Subject to the proviso below, if any such entry disturbs the Property, Purchaser will restore the Property to the same condition as existed immediately prior to Purchaser’s inspection. Subject to the terms and conditions set forth herein, Purchaser and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property during the pendency of this Agreement for the purpose of examining and making copies of Property Information in Seller’s possession and Purchaser shall have the right to conduct a “walk-through” of the Property prior to the Closing. In the course of its investigations, Purchaser may make inquiries to third parties, including, without limitation, lenders, contractors, property managers, parties to service contracts, municipal, local and other governmental officials and representatives, and Seller consents to such inquiries, but in no event shall Purchaser engage government officials and/or representatives with respect to any matter that may impact the current zoning, nor shall Purchaser make application for any changes to the Property including, without limitation, with respect to zoning, special use permits or licensing unless Seller provides its prior written consent. In the event of any damage to the Property caused by Purchaser or its agents, employees or representatives, Purchaser shall indemnify against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting from Purchaser’s

AmericasActive:17009577.1

or its agents’ employees’ or representatives’ entry onto, inspection or testing of, or use of the Property; provided, however, in no event shall Purchaser be liable for, and any such indemnity from Purchaser will not include any claims to the extent caused by, (i) pre-existing conditions (except to the extent exacerbated by the negligence of Purchaser or Purchaser’s agents) and/or (ii) the fraud, negligence or willful misconduct of Seller or any of Seller’s members, employees, licensees, contractors, agents and invitees, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. Purchaser shall maintain commercial general liability and property damage insurance, or shall self-insure, in an amount equal to or greater than $1,000,000 and in form and substance adequate to insure against all liability of Purchaser and its consultants, and each of its agents, employees or contractors, arising out of the inspections or testing. Evidence of such insurance coverage shall be produced upon request from Seller and, if required by Seller, Seller shall be named as an additional named insured on Purchaser’s insurance certificates prior to Purchaser’s (or its agent’s) entry upon the Property. All inspections and testing shall occur at reasonable times agreed upon by Seller and Purchaser and shall be conducted so as not to interfere unreasonably with use of the Property by Seller or its tenants. The obligations of the Purchaser under this Section 2.2 shall survive the termination of the Agreement (“Surviving Obligations”).

2.3Service Contracts. On or prior to the expiration of the Due Diligence Period, Purchaser shall notify Seller in writing as to which Service Contracts, if any, Purchaser will assume (the “Accepted Service Contracts”). Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts that are not in default as of the Closing Date and which Purchaser has elected to assume on or prior to the expiration of the Due Diligence Period. Seller shall terminate at Closing all service contracts that are not so assumed and if Purchaser fails to timely provide notice of acceptance, Purchaser shall be deemed to not have assumed any service contracts. Seller shall be solely responsible for the payment of any termination fees, penalties or other related expenses due and owing under any of the Service Contracts in connection with the termination of same, said payments to be made to any such Service Contract provider on or prior to the Closing Date.

ARTICLE 3.
TITLE REVIEW

3.1Delivery of Title Commitment and Survey. Seller shall cause to be prepared and delivered to Purchaser a current, effective commitment for title insurance (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and accompanied by true, complete, and legible copies of all documents referred to in the Title Commitment. Purchaser may elect to obtain a current ALTA/ACSM 2021 Minimum Detail Requirements survey of the Property (the “Survey”) prepared by a surveyor acceptable to Purchaser certified to Purchaser, the Title Company and such other parties as designated by Purchaser and including the table items requested by Purchaser. Purchaser shall also have the right to obtain Uniform Commercial Code searches in the name of Seller and the Property issued by the Title Company or a search company acceptable to Purchaser (“UCC Searches”).

3.2Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Commitment. Seller will use good faith efforts to cooperate with Purchaser in curing any objections Purchaser may have to title to the Property;

AmericasActive:17009577.1

provided, however, Seller shall have no obligation to cure title objections except liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released or, if consented to by Purchaser, insured over at the Closing. Seller further agrees to remove any exceptions or encumbrances to title which are created by, under or through Seller after the date of this Agreement without Purchaser’s consent. Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the Title Company revises the Title Commitment after the expiration of the Due Diligence Period to add or modify exceptions if such additions or modifications are material and adverse to Purchaser’s intended use of the Property and are not removed by the Closing Date; provided, however, that any such termination must be delivered on or prior to the date that is five (5) business days after receipt of the revised Title Commitment. The term “Permitted Exceptions” shall mean: the specific exceptions in the Title Commitment that the Title Company has not agreed to insure over or remove from the Title Commitment as of the end of the Due Diligence Period and that Seller is not required to remove as provided above, acts done or suffered through Purchaser, and real estate taxes not yet due and payable.

3.3Delivery of Title Policy at Closing. As a condition to Purchaser’s obligation to close, the Escrow Agent shall deliver to Purchaser at Closing an ALTA Owner’s Policy of Title Insurance (the “Title Policy”), with extended coverage issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of fee simple title to the Property, and subject only to the Permitted Exceptions. Any endorsements required by Purchaser with the exception of extended coverage shall be the Purchaser’s obligation to obtain. Seller shall execute at Closing an owner’s affidavit at Closing in form reasonably satisfactory to Seller and the Title Company and sufficient to delete the exceptions for mechanics liens, parties in possession except for the Tenant under the Lease and similar matters.

3.4Title and Survey Costs. The cost of the Survey shall be paid by Purchaser. The premium for the Title Policy, including the premium for extended coverage, shall be split equally by Seller and Purchaser. The cost of the title exam and search shall be paid by Seller. The cost of any endorsements to the Title Policy to cure title objections shall be paid by Seller. All other endorsements shall be paid by Purchaser. The cost of the UCC Searches shall be paid by Purchaser.

3.5Violations. In the event that Seller receives any written notification from a governmental or public authority (or a third party acting under the authority of a governmental or public authority) notifying Seller that the Property is in violation of any applicable fire, health, building, use, occupancy, zoning or other applicable laws, then (i) if the estimated cost to cure such violation is $100,000 or less (as reasonably determined by the parties), Seller shall cure such violation or, if such cannot reasonably be cured prior to the Closing Date, give Purchaser a credit for an amount reasonably estimated by the parties to cure such violation, and (ii) if the estimated cost to cure such violation is greater than $100,000 (as reasonably determined by the parties) or a “Non-Monetary Violation” (as hereinafter defined), then Seller shall, in written notice to Purchaser prior to the Closing Date, elect to either (A) cure such violation or, if such cannot reasonably be cured prior to the Closing Date and is not a Non-Monetary Violation, provide Purchaser with a credit against the Purchase Price at Closing in the amount equal to the estimated cost to cure such violation, as reasonably determined by the parties, or (B) not to cure such violation. In the event Seller elects to (and does prior to Closing) cure any such violation or provide Purchaser with a credit against the Purchase Price as specified in subsections (i) or (ii)(A) above, then Purchaser

AmericasActive:17009577.1

shall proceed with the Closing (and in the event of a credit, accept title to the Property subject to such violation as a Permitted Exception). In the event Seller elects not to cure such violation pursuant to subsection (ii)(B) above, then Purchaser shall elect to either (X) proceed with Closing and accept title to the Property subject to the applicable violation as a Permitted Exception, or (Y) terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser plus additional cash to reimburse Purchaser for its documented out-of-pocket expenses actually incurred in connection with the transaction contemplated hereby, but in no event shall such additional cash reimbursement payment ever exceed $50,000, and neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. As used herein, a “Non-Monetary Violation” is a violation of any applicable fire, health, building, use, occupancy, zoning or other applicable laws that cannot easily be cured by the expenditure of money and affects the integrity, viability, prominence, use or income producing capability of the Property, including, without limitation, (i) the reduction of parking at the Property, (ii) the reduction or other adverse impact to any point of ingress or egress to the Property, or (iii) any civil or criminal action involving the Property.

3.6Estoppel Condition. Purchaser shall have received, on or before the expiration of the Due Diligence Period, an estoppel certificate dated a date no earlier than thirty (30) days prior to Closing, from Tenant under the Lease (the “Estoppel Condition”), which estoppel certificate shall meet the following conditions: (a) it is: (i) substantially in the form attached as Exhibit G to the Lease; (b) it shall not disclose any material non-monetary or monetary defaults by Seller or tenant under the applicable Lease; and (c) it shall not contain any information which is inconsistent with the information contained in the Lease or the representations contained herein. Seller shall promptly forward to Purchaser such estoppel certificate as and when the same is received. In the event that the Estoppel Condition has not been timely satisfied in all respects, then Purchaser may, by giving Seller written notice at any time after the occurrence of any failure to satisfy the Estoppel Condition, and Seller shall have ten (10) business days to cure such failure. If upon the expiration of said cure period Seller has been unable to satisfy the Estoppel Condition, Buyer may terminate this Agreement and receive refund of any Earnest Money made by Purchaser and any third-party out-of-pocket expenses incurred during the Due Diligence Period not to exceed $50,000, and neither party shall have any further right or obligation hereunder other than those obligations which survive termination.

ARTICLE 4.
OPERATIONS AND RISK OF LOSS

4.1Ongoing Operations. During the pendency of this Agreement:

(a)Operation of the Property. Seller shall cause the Property to be maintained in substantially its current condition. Except as necessary to comply with the Lease or the preceding sentence, Seller shall not make any material alterations to the Property or any portion thereof without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

AmericasActive:17009577.1

(b)Maintenance of Insurance. Seller shall continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination, cancellation or lapse of such insurance policies or agreements to occur or exist.

(c)New Contracts. Without Purchaser’s prior written consent in each instance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be an obligation affecting the Property or binding on the Purchaser after the Closing except contracts entered into in the ordinary course of business that are terminable without cause or penalty on 30-days’ notice (and Seller agrees to terminate any such contracts by the Closing Date unless otherwise requested by Purchaser prior to the expiration of the Due Diligence Period) (“New Contracts”). Seller shall be solely responsible for the payment of any termination fees, penalties or other related expenses due and owing under any of the New Contracts in connection with the termination of same, said payments to be made to any such New Contract provider on or prior to the Closing Date

(d)Leasing Arrangements. Seller will not enter into any lease or other occupancy agreement without Purchaser’s prior written consent. Seller shall not amend, modify or terminate the Lease without Purchaser’s prior written consent (such consent in Purchaser’s sole and absolute discretion).

(e)Removal and Replacement of Tangible Personal Property. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of equal quality and quantity as existed as of the time of its removal.

(f)Maintenance of Permits. Seller shall continue to maintain in existence all licenses, permits and approvals, if any, in its name (or in such affiliates’ name, if applicable) necessary or reasonably appropriate to the ownership, operation or improvement of the Property and in effect as of the Date of this Agreement.

(g)Taxes. Seller shall pay or cause to be paid all tax and similar obligations of the Seller and the Property to the extent relating to the period of time on or before the Closing.

(h)Enforcement of Lease. Seller will enforce its rights and remedies under the Lease, including without limitation, using diligence and good faith efforts to cause Tenant to complete any Deferred Maintenance (as defined herein) work for which Tenant is responsible, at Tenant’s sole cost and expense; provided, however, as it relates to Seller enforcing its remedies under the Lease; provided, however, in no event shall this covenant be construed to require Seller to default Tenant, commence litigation against Tenant or take any act that would put Seller’s existing loan in jeopardy.

4.2Damage. Risk of loss up to and including the Closing Date shall be borne by Seller. In the event of any material damage to or destruction of the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within ten (10) business days after Seller notifies Purchaser of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full ten (10) business day period to make such election): (i)

AmericasActive:17009577.1

terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser, or (ii) proceed under this Agreement, receive any insurance proceeds due Seller as a result of such damage or destruction and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies. If Purchaser elects (ii) above and to proceed to Closing, Purchaser may extend the Closing Date for up to an additional thirty (30) day period in which to obtain insurance settlement agreements with Seller’s insurers, and Seller agrees to cooperate with Purchaser in obtaining the insurance proceeds and such agreements from Seller’s insurers. If the Property is not materially damaged, then Purchaser shall not have the right to terminate this Agreement, but Seller shall, at its cost, repair the damage before the Closing in a manner reasonably satisfactory to Purchaser or if repairs cannot be completed before the Closing, credit Purchaser at Closing for the reasonable cost to complete the repair. “Material damage” and “Materially damaged” means damage (x) reasonably exceeding ten percent (10%) of the Purchase Price to repair, or (y) which, would permit the Tenant to terminate the Lease.

4.3Condemnation. In the event any proceedings in eminent domain are contemplated, threatened (in writing) or instituted by anybody having the power of eminent domain with respect to the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within ten (10) business days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be extended to give Purchaser the full ten (10) business day period to make such election): (i) terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.

ARTICLE 5.
CLOSING

5.1Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent through a so-called “New York style” escrow. The attorneys for the parties are hereby authorized to execute the escrow agreement and any amendments thereto. Either party shall have the one-time right to extend the Closing Date for a period of five (5) business days upon delivery of written notice to the other party not less than three (3) days prior to the then-existing Closing Date; provided, however, in no event shall both parties have the right to extend.

5.2Conditions to the Parties’ Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a)The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date.

(b)As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;

AmericasActive:17009577.1

(c)There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement;

(d)The Title Company shall be prepared to issue at Closing the Title Policy as required by Section 3.3 hereof; and

(e)The Estoppel Condition (as hereinafter defined) has been satisfied by Seller pursuant to Section 9.15 hereof.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, such party may, in its sole discretion, either (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date or other applicable date, (ii) extend the time available for the satisfaction of such condition by up to a total of five (5) business days or (iii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition except for breach by a party of a covenant in which case the Closing shall not relieve such breaching party from any liability it would otherwise have hereunder. If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may elect to proceed pursuant to either clause (i) or (iii) above.

5.3Seller’s Deliveries in Escrow. One (1) business day prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a)Deed. A limited warranty deed conveying to Purchaser the Real Property, subject only to the Permitted Exceptions (the “Deed”);

(b)Bill of Sale and Assignment of Contracts. A bill of sale and assignment of contracts and leases (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser good title to the Tangible Personal Property and Intangible Personal Property and assigning to Purchaser any Accepted Service Contracts;

(c)State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(d)FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller. If Seller fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Purchaser may proceed with withholding provisions as provided by law;

(e)Authority. If Seller is not an individual, evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Escrow Agent and the Title Company; and

AmericasActive:17009577.1

(f)Additional Documents. Any additional documents that Purchaser, the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

(g)Management Agreement. A termination of Seller’s existing property management agreement, executed by Seller and acknowledged by the existing property manager.

(h)Leases. The originals, or copies should originals not be available, of the Lease and together with all keys in Seller’s possession.

(i)Contracts. Originals, or copies should originals not be available, of all of the Accepted Service Contracts.

(j)Security Deposits. All tenant security deposits under the Lease together with any and all interest accrued thereon.

(k)Sellers’ Certificate. A duly executed and acknowledged certificate executed by an authorized representative of Seller indicating that all of Seller’s representations and warranties made in this Agreement are true and correct as of the Closing Date as if then made.

5.4Purchaser’s Deliveries in Escrow. Except as specified below, at least one (1) business day prior to the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a)Purchase Price. On the Closing Date, the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b)Bill of Sale and Assignment of Contracts. The Assignment, executed by Purchaser;

(c)State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property.

(d)Additional Documents. Any additional documents that the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.5Closing Statements/Escrow Fees. At the Closing Date, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent. Purchaser shall be responsible for the cost of recording the Deed. Seller shall be responsible for the cost of recording any instruments to remove encumbrances that Seller is obligated to remove hereunder. The Escrow Agent’s escrow fee shall be divided equally between and paid by Seller and Purchaser.

5.6Title Policy. The Escrow Agent shall deliver to Purchaser the Title Policy in accordance with the provisions of Paragraph 3.3.

AmericasActive:17009577.1

5.7Possession; Books and Records. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Lease and the Permitted Exceptions. Seller shall also deliver to the Purchaser’s property manager: the original documents assigned to Purchaser pursuant to the Assignment as well as complete copies or originals of all books and records, keys and other items pertaining to the Property.

5.8Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

ARTICLE 6.
PRORATIONS AND ADJUSTMENTS

6.1Prorations.

(a)Except as expressly set forth below, the following items shall be prorated as of 12:01 a.m. prevailing Eastern Time on the Closing Date, on the basis of a 365-day year, with Purchaser deemed the owner of the Assets on the entire Closing Date: (i) real estate taxes, including refunds with respect thereto, if any; (ii) rent, additional rent, escalations, and other amounts paid by Tenant under the Lease; (iii) water, sewer and utility charges; (iv) charges under any Accepted Service Contracts assumed by Purchaser; and (v) any other expenses relating to the Property which are customarily adjusted at settlement.

(b)Rent. The parties acknowledge that Tenant pays fixed rent sixty (60) days in arrears.  Therefore, there shall be no credit to Purchaser for fixed rent collected in the month of Closing, it being understood that fixed rent collected in the month of Closing relates to rent for the time period 60 days prior to Closing. As such, credit shall be given to Seller at Closing for fixed rent collected from Tenant which is calculated using (i) the number of days in the month of Closing that Seller owned the Property, plus (ii) to the extent such amounts remain outstanding at date of closing, an amount equal to any rent due and payable for such month that falls 60 days prior to closing, (iii) plus the number of days in the month prior to Closing. By way of example, if the Closing Date occurs on March 15, 2022, then with respect to the rent payment received by Seller on or about March 1, 2022 (which relates to fixed rent due under the Lease for the month of January, 2022), Seller shall receive a credit for the period between the first day of January 2022 and the Closing Date, plus the month of February. This example assumes that rent due and payable for the month of December has been collected. All rents received by Purchaser after Closing shall be solely for the account of Purchaser, even if relating to rent due for periods prior to the Closing Date. Credit shall be given to Purchaser at Closing for the Tenant’s security deposit (including any interest required to be paid to Tenant pursuant to the terms of the Lease or by law), if any.

(c)Additional Rent. Two (2) business days prior to Closing Seller shall deliver a preliminary reconciliation reflecting additional rent applicable to the 2021 lease year and expenses incurred applicable to the same period (such as operating expense and real estate tax reimbursements and the like), calculated on a cash basis. Seller will receive a credit at Closing for any amount reflected on the reconciliation as due from Tenant and will credit Purchaser for any amount reflected on the reconciliation as due to Tenant. The parties shall reconcile such amounts

AmericasActive:17009577.1

within 90 days after Closing. In addition, for the period from January 1, 2022 through the date of Closing, in the event that there shall be any other charges under the Lease which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing, then any rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing, including payments received from tenants as a result of true-ups or the obligation to reimburse tenants for overpayments shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller’s portion thereof shall be remitted promptly to Seller by Purchaser or to Purchaser by Seller, as the case may be.

(d)Meter Readings. To the extent feasible, arrangements shall be made for the reading of meters for all utilities on or about the Closing Date. If such meter readings take place on a date other than the Closing Date, a pro rata adjustment will be made when the bills are received, such adjustment to be made on a day-to-day basis, with Seller being responsible for any time periods prior to the Closing Date and with Purchaser being responsible for any time periods on and after the Closing Date.

6.2Real Estate Taxes. Seller shall pay any real estate and personal property taxes and assessments with respect to the Property which are due and payable on or prior to the Closing Date. For clarification, Seller shall, at or prior to Closing, pay or credit Purchaser for all 2021 tax year real estate taxes (which are due and payable in calendar year 2022). There shall be a proration of 2022 tax year real estate taxes for the period from January 1, 2022, through the date of the Closing (the “Proration Period”) based on the amount of the 2021 tax year real estate taxes. Real estate taxes shall be reprorated upon issuance of the final tax bill. If, after the Closing, Purchaser receives (in the form of a rent) any amounts applicable to real estate taxes for the Proration Period, then Purchaser shall reimburse Seller for such closing credit based upon the amount actually received from Tenant.

(a)Assessments for Public Improvements; Real Estate Tax Settlement Agreement. In the event work for any public improvements with respect to the Property is begun before the Closing, Seller shall be responsible for the assessments and charges that are imposed before Closing and Purchaser shall be responsible for the assessments and charges that become due and payable after Closing. If at the time of Closing, the Property is affected by an assessment or assessments which are or may become payable in installments (including without limitation that certain Real Estate Tax Settlement Agreement), Seller shall be responsible for the installments that are due and payable before Closing and Purchaser shall be responsible for the assessments and charges that become due and payable after Closing. Amounts paid by Seller for the month of Closing shall be prorated as of the Closing Date and credited to Seller on the settlement statement. Amounts prepaid by Seller for months following the month of Closing shall be credited to Seller on the settlement statement. Notwithstanding the foregoing, Seller represents, to the best of Seller’s knowledge, that Seller that Seller has received no written notice of public improvements nor have any public improvements begun with respect to the Property.

(b)Post-Closing Adjustments. If any of the items described in this Article 12 cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the

AmericasActive:17009577.1

Closing Date or the date such error is discovered, as applicable, but in no event later than the date that is 120 days after the Closing Date unless otherwise set forth herein. The provisions of this Section 6.2 shall survive Closing.

6.3Sales, Transfer, and Documentary Taxes. Seller shall pay documentary, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable state or local law.

6.4Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Andrew Sanquist of Newmark (“Broker”). Seller shall be responsible for the payment of a commission due Broker to be paid pursuant to a separate agreement with Seller. In the event of any claim for broker’s or finder’s fees or commissions by Broker in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, Seller shall indemnify and hold harmless Purchaser from and against any such claim made by Broker based upon any statement, representation or agreement of Seller. Except as expressly set forth above with respect to Broker, in the event of any claim for broker’s or finder’s fees or commissions (other than a claim made by Broker) in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

6.5Roof Warranty Transfer. At Closing Seller agrees to provide a credit to Purchaser equal to $14,574 for the transfer and/or extension of a warranty for the roof.

6.6Deferred Maintenance. Purchaser has identified three areas of potential deferred maintenance at the Property, as further set forth on Schedule 6.6, attached hereto (“Deferred Maintenance”). At or prior to Closing, for each of the three identified areas Seller shall (a) deliver to Purchaser evidence reasonably satisfactory to Purchaser that the Tenant is responsible for the cost of all or a part of the Deferred Maintenance, or (b) provide a credit to Purchaser equal to the cost allocated to the applicable line item for Deferred Maintenance on Schedule 6.6.

ARTICLE 7.
REPRESENTATIONS AND WARRANTIES

7.1Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a)Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state of its organization and is in good standing and is qualified to do business in the state in which the Real Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and has, or will have prior to Closing, obtained any and all consents required to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and

AmericasActive:17009577.1

constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b)Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement, or which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement. There is not now pending or, to the Seller’s knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against the Seller that would prevent Seller from performing its obligations hereunder, or against or with respect to the Property. Seller has not received any notice of any condemnation, eminent domain or similar proceedings pending or threatened with regard to the Property, nor pending or threatened liens against the Property.

(c)Contractors and Suppliers. All contractors, subcontractors, suppliers, architects, engineers, and others retained by or on behalf of Seller to perform services or labor or supply materials in connection with Seller’s acquisition, development, ownership, or management of the Property have been paid in full and all liens arising therefrom (or claims which with the passage of time or the giving of notice, or both, could mature into liens) have been satisfied and released.

(d)Lease. The Lease delivered to Purchaser as part of Purchaser’s due diligence review of the Property is true, correct, and complete in all respects. The Lease is in full force and effect and has not been amended, modified or assigned, except as disclosed to Purchaser. Tenant is the present tenant under the Lease and, to Seller’s knowledge, there are no subtenants occupying space at the Property. To Seller’s knowledge, Tenant is not entitled to any concession, rebate, allowance, or rent abatement under the Lease or any other agreement with Seller. Seller has neither (i) received any written notice from Tenant asserting or alleging that Seller is in default under the Lease, nor (ii) sent to Tenant any written notice alleging or asserting that Tenant is in default under the Lease. Seller represents and warrants that it has complied with and satisfied all conditions and obligations set forth in Section 7(II) of the First Amendment of Lease.

(e)Agreements. To Seller’s knowledge there are no leases, service agreements, or other agreements affecting the Property other than those disclosed to Purchaser in writing by Seller prior to or during the Due Diligence Period or appearing on the Title Commitment.

(f)Disclosure. To Seller’s knowledge Seller has delivered or will deliver to Purchaser during the Due Diligence Period true and correct and complete copies of all Property Information in Seller’s possession or control.

(g)Notice of Violations or Defects. Seller has received no written notice: (i) that the Property or the use thereof violates any governmental law, rule, regulation or codes (including building codes) or any covenants or restrictions encumbering the Property; (ii) of any material physical defect in the Improvements; (iii) from any insurance company or underwriter of any defect that would materially adversely affect the insurability of the Property or cause an increase in insurance premiums or (iv) that any special or extraordinary assessment has been enacted or is contemplated with respect to the Property other than those assessments which will be

AmericasActive:17009577.1

fully paid by Seller prior to the Closing Date and which will not be an obligation of Purchaser following the Closing.

(h)Environmental. Seller has not received written notice of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in the Property Information. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

(i)Patriot Act. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions described herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions described herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

(j)Litigation. There is no existing or pending litigation affecting Seller or the Property and to Seller’s knowledge no litigation is threatened against Seller or the Property.

7.2Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a)Organization and Authority. Purchaser has been duly organized and is validly existing. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b)Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

AmericasActive:17009577.1

7.3Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the date of this Agreement and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of one hundred eighty (180) days (“Survival Period”). After the Closing, in the event of any breach of any of the covenants, representations, warranties or indemnities hereunder or under any other agreement, document, certificate or instrument delivered by the parties (or affiliate thereof) which survive the Closing for any period of time (a “Post-Closing Default”), each party shall have all remedies existing under applicable law with respect to such Post-Closing Default; provided, however, in no event shall either party ever be entitled to recover from the other party (i) unless damages are in excess of Fifty Thousand Dollars in the aggregate ($50,000.00), nor (ii) damages in excess of Six Hundred Thousand Dollars ($600,000.00) (the “Cap”). As security for any claims asserted by Buyer in connection with the representations, warranties, covenants, agreements, obligations or indemnities set forth this Agreement of which Buyer has notified Seller in writing on or before the last day of the Survival Period Seller hereby covenants and agrees at all times during the Survival Period (or, if Buyer delivers a notice of claim related to a Post-Closing Default (a “Claim”), then for such longer period of time until such Claim is resolved), in order to satisfy any potential liability of Seller hereunder or after Closing to (a) maintain the Seller entity in good standing in its state of organization and the state where the Property is located, and (b) remain solvent and maintain a minimum net worth and liquid assets (in the form of cash or other readily available federal funds from the net proceeds of the sale of the Property) in an amount equal to or greater than the amount of the Cap. The provisions of this Section 7.3 shall survive the Closing of the transaction contemplated by this Agreement.

ARTICLE 8.
DEFAULT

8.1Purchaser’s Default. If the transaction contemplated hereby does not close by reason of a default by Purchaser in any of the terms hereof (as opposed to by reason of failure of any contingency to Purchaser’s obligations hereunder), and such default is not cured within five (5) business days after written notice of such default is given by Seller to Purchaser, then Seller shall, at its sole option and in lieu of any and all other legal and equitable remedies which Seller may have, receive all Earnest Money deposited as liquidated damages and this shall be Seller’s sole remedy for Purchaser’s default. Seller and Purchaser acknowledge that actual damages in the event of a default by Purchaser will be difficult to ascertain, and that Seller’s receipt of the Earnest Money as liquidated damages represents the parties’ best estimate of such damages.

8.2Seller’s Default. In the event that Seller shall fail to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled, as its sole and exclusive remedy, at law or in equity, to either (i) terminate this Agreement and receive refund of any Earnest Money made by Purchaser and any third-party out-of-pocket expenses incurred during the Due Diligence Period not to exceed $75,000, and neither party shall have any further right or obligation hereunder other than those obligations which survive termination; or (ii) pursue the remedy of specific performance of Seller’s obligations under this Agreement.

AmericasActive:17009577.1

ARTICLE 9.
MISCELLANEOUS

9.1Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the undersigned and each of their successors and assigns.

9.2Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

9.3Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state of Ohio.

9.4Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

9.5Joint and Several Liability. If Seller is more than one person or entity, then all obligations of Seller set forth or arising under this Agreement shall be the joint and several obligations of each party constituting Seller.

9.6No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

9.7Entirety and Amendments. Other than with respect to the Access Agreement, this Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. For the avoidance of doubt, notwithstanding the foregoing, the Access Agreement shall remain in full force and effect through the expiration of the Due Diligence Period.

9.8Time. Time is of the essence in the performance of this Agreement.

9.9Confidentiality. Neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the identity of the Purchaser or the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party. The foregoing shall not preclude either party from discussing the substance or any relevant details of such transaction with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements. In addition to any other remedies available to a party,

AmericasActive:17009577.1

each party shall have the right to seek equitable relief, including without limitation injunctive relief or specific performance, against the other party in order to enforce the provisions of this Paragraph 9.10.

9.10Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith.

9.11Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by electronic mail or facsimile transmission, in which case notice shall be deemed delivered upon transmission of such notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. The attorney for a party has the authority to send notices on behalf of such party.

9.12Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 6 p.m. Chicago, Illinois time.

9.13Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

9.14Exclusivity. From and after the Effective Date, Seller shall not market, negotiate or otherwise make the Property (or indirect interests therein) available for sale or exchange and in no event shall Seller consider or negotiate any letters of intent, contracts or similar agreements.

9.15Assignment. Purchaser shall have a one (1) time right prior to the Closing to assign Purchaser’s rights in this Agreement to one or more affiliates of Purchaser so long as (i) Purchaser notifies Seller of such assignment, (ii) Seller approves of the form of the assignment (such approval to be in a commercially reasonable manner) and (iii) Purchaser delivers a copy of the assignment agreement between Purchaser and the assignee(s).

[SIGNATURE PAGES FOLLOW]

AmericasActive:17009577.1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

Dated:	SELLERS: SE COLUMBUS MM, LLC, a Delaware limited liability company By: Name: Matt McCulloch Its: Authorized Signatory
Dated:	SE COLUMBUS SM-1, LLC, a Delaware limited liability company By: Name: Matt McCulloch Its: Authorized Signatory
Dated:	SE COLUMBUS SM-2, LLC, a Delaware limited liability company By: Name: Matt McCulloch Its: Authorized Signatory
Dated:	SE COLUMBUS SM-3, LLC, a Delaware limited liability company By: Name: Matt McCulloch Its: Authorized Signatory

[Signature Page to Agreement of Purchase and Sale]

AmericasActive:17009577.1

Dated:	SE COLUMBUS SM-4, LLC, a Delaware limited liability company By: Name: Matt McCulloch Its: Authorized Signatory
Dated:	SE COLUMBUS SM-5, LLC, a Delaware limited liability company By: Name: Matt McCulloch Its: Authorized Signatory
Dated:	SE COLUMBUS SM-6, LLC, a Delaware limited liability company By: Name: Matt McCulloch Its: Authorized Signatory

[Signature Page to Agreement of Purchase and Sale]

AmericasActive:17009577.1

Dated:	PURCHASER: CIFM ACQUISITIONS, LLC, a Delaware limited liability company By: Name: Christopher Milner Title: President

[Signature Page to Agreement of Purchase and Sale]

AmericasActive:17009577.1

SCHEDULE 1.1

SE COLUMBUS MM, LLC

SE COLUMBUS SM-1, LLC

SE COLUMBUS SM-2, LLC

SE COLUMBUS SM-3, LLC

SE COLUMBUS SM-4, LLC

SE COLUMBUS SM-5, LLC

SE COLUMBUS SM-6, LLC

each a Delaware limited liability company

AmericasActive:17009422.1

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

AmericasActive:17009422.1

ASSIGNMENT AND ASSUMPTION OF
AGREEMENT OF PURCHASE AND SALE

THIS ASSIGNMENT AND ASSUMPTION OF AGREEMENT OF PURCHASE AND SALE (this “Assignment”) is made as of the 1st day of March, 2022 by and between CFIM ACQUISITIONS, LLC, a Delaware limited liability company (the “Assignor”) and 5303 FISHER ROAD OWNER, LLC, a Delaware limited liability company (the “Assignee”).

WITNESSETH:

WHEREAS, Assignor has entered into a Agreement of Purchase and Sale between SM COLUMBUS AM, LLC, a Delaware limited liability company, on behalf of the entities listed on Schedule 1 attached hereto (the “Seller”), as seller, and Assignor, as purchaser, dated as of February 15, 2022, as amended by that certain First Amendment to Agreement of Purchase and Sale dated as of February 25, 2022, by and between Seller and Assignor (collectively, the “Agreement”), pursuant to which Seller has agreed to sell to Assignor all right, title and interest in and to the Property (as defined in the Agreement), in consideration of the payment of the Purchase Price (as defined in the Agreement).

WHEREAS, Assignor wishes to assign to Assignee all of its right, title and interest in and to the Agreement and the Earnest Money (as defined in the Agreement) pursuant to the provisions hereof.

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.
2.	Assignor hereby conveys, assigns, transfers and conveys to Assignee all of its right, title and interest in and to the Agreement and the Earnest Money.
3.

Assignee hereby accepts the foregoing assignment and hereby assumes and agrees to fulfill, perform and discharge all of the various commitments, obligations and liabilities of Assignor under the Agreement.

4.	The foregoing assignment is made without representation or warranty, express or implied.
5.	This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
6.	This Assignment and the construction and enforcement thereof shall be governed in all respects by the laws of the State of Ohio.

AmericasActive:17009422.1

7.	This Assignment contains the entire agreement between the parties with respect to the matters addressed herein and supersedes any prior agreements or understandings.
8.

This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, administrators, legal representatives, successors and permitted assigns. If any provision of this Assignment or any portion thereof shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability, without in any way affecting the remaining parts of such provision or other remaining provisions. This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Assignment may be executed by electronic signature. Any electronic signature shall be treated as an original signature of all purposes.

[SIGNATURE PAGE TO FOLLOW]

AmericasActive:17009422.1

IN WITNESS WHEREOF, the undersigned parties have executed this Assignment on the first date above written.

ASSIGNOR:

CIFM ACQUISITIONS, LLC,

a Delaware limited liability company

By:

Name: Christopher Milner

Title: President

ASSIGNEE:

5303 FISHER ROAD OWNER, LLC,

a Delaware limited liability company

By:

Name:Christopher Milner

Title:President

[Signature Page to Assignment and Assumption of
Agreement of Purchase and Sale]

AmericasActive:17009422.1

SCHEDULE 1

SELLER ENTITIES

SE COLUMBUS MM, LLC

SE COLUMBUS SM-1, LLC

SE COLUMBUS SM-2, LLC

SE COLUMBUS SM-3, LLC

SE COLUMBUS SM-4, LLC

SE COLUMBUS SM-5, LLC

SE COLUMBUS SM-6, LLC,

each a Delaware limited liability company

AmericasActive:17009502.1

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE dated as of February 25, 2022 (this “Amendment”), is made by and between SE COLUMBUS AM, LLC, a Delaware limited liability company, on behalf of the entities listed on Schedule 1 attached hereto (collectively, “Seller”) and CIFM ACQUISITIONS, LLC, a Delaware limited liability company (together with its permitted successors and/or assigns, “Purchaser”).

RECITALS

WHEREAS, Seller and Purchaser entered into that certain Agreement of Purchase and Sale, dated as of February 15, 2022 (the “Agreement”), pursuant to which Seller has agreed to sell to Purchaser certain property as more particularly described in the Agreement.

WHEREAS, Seller and Purchaser desire to amend the Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

1.Definitions. Unless defined in this Amendment, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

2.Amendments to Agreement. Effective as of the date of this Amendment, the Agreement is amended as follows:

(a)Section 4.1 of the Agreement is hereby amended to add the following as a new clause (i) thereto:

(i)“Concrete Slab Repair Work. Seller shall, as soon as is reasonably practicable and at Seller’s sole cost and expense, which has been reimbursed by Tenant through the 2021 CAM estimated payments (and subject to further reconciliation if needed), cause the completion of the construction or renovation work at the Property described and listed on Schedule 2.1 (the “Concrete Repair Work”) and shall complete all necessary filings and procure all necessary inspections and sign-offs, to the extent required, to obtain any certificates of completion or certificate of compliance (“Required Certificates”). If the Concrete Repair Work has not been completed and any Required Certificates have not been issued by Closing, then Seller shall continue to diligently prosecute the Concrete Repair Work following the Closing to completion and issuance of any Required Certificates. Purchaser agrees to cooperate with Seller in all reasonable respects (at Seller’s cost) with respect to completion of the Concrete Repair Work and issuance of any Required Certificates. If the Concrete Repair Work has not been completed by Closing, Seller shall maintain the types and amounts of insurance coverage set forth in this Agreement and shall name Purchaser as an additional insured under the underlying insurance policies until the Concrete Repair Work is completed. Seller shall perform the

AmericasActive:17009502.1

Concrete Repair Work in accordance and in compliance with all applicable laws, rules and regulations. In the event of any damage to the Property caused by Seller or its agents, employees or representatives, Seller shall indemnify against and hold Purchaser harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting from the Concrete Repair Work; provided, however, in no event shall Seller be liable for, and any such indemnity from Seller will not include any claims to the extent caused by, (i) pre-existing conditions (except to the extent exacerbated by the negligence of Seller or Seller’s agents) and/or (ii) the fraud, negligence or willful misconduct of Purchaser or any of Purchaser’s members, employees, licensees, contractors, agents and invitees. The provisions of Section 4.1(i) shall survive the Closing or earlier termination of this Agreement.”

(b)Exhibit A attached hereto shall be added as Schedule 2.1 of the Agreement.

3.Purchaser’s Waiver of Due Diligence. Purchaser hereby waives its right of termination pursuant to Section 2.2 of the Agreement and acknowledges that the Earnest Money shall be non-refundable, except as otherwise provided in Section 8.2 of the Agreement.

4.Ratification. Except as modified by this Amendment, the Agreement is hereby ratified and confirmed as being in full force and effect by the parties hereto. Except as amended herein, the Agreement shall remain unmodified and shall remain in full force and effect.

5.No Impairment. This Amendment shall become a part of the Agreement by reference and nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Agreement except as herein amended, nor affect or impair any rights, powers or remedies under the Agreement as hereby amended.

6.Notices. All notices, demands, consents, or requests which are either required or desired to be given or furnished hereunder shall be sent and shall be effective in the manner set forth in the Agreement.

7.Miscellaneous.

(a)The provisions of this Amendment shall be binding upon Seller and Purchaser, and their respective successors and assigns.

(b)Neither this Amendment nor any provision hereof may be changed, waived or terminated orally, but only by an instrument in writing signed by Seller and Purchaser.

(c)If any of the provisions of this Amendment, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Amendment, or the application of such provision or provisions to persons or circumstances other than those to whom or which it is held invalid or unenforceable, shall not be affected thereby and every provision of this Amendment shall be valid and enforceable to the fullest extent permitted by law.

(d)This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed,

AmericasActive:17009502.1

shall be deemed an original but all such counterparts shall constitute one and the same instrument.  Any signature delivered by a party by facsimile, email or other electronic transmission shall be deemed to be an original signature to this Amendment.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

AmericasActive:17009502.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the day and year first above written.

SELLER:

SE COLUMBUS MM, LLC,

a Delaware limited liability company

By:

Name: Matt McCulloch

Its: Authorized Signatory

SE COLUMBUS SM-1, LLC,

a Delaware limited liability company

By:

Name: Matt McCulloch

Its: Authorized Signatory

SE COLUMBUS SM-2, LLC,

a Delaware limited liability company

By:

Name: Matt McCulloch

Its: Authorized Signatory

SE COLUMBUS SM-3, LLC,

a Delaware limited liability company

By:

Name: Matt McCulloch

Its: Authorized Signatory

[Signature Page to First Amendment to Agreement of Purchase and Sale – Mars Petcare]

AmericasActive:17009502.1

SE COLUMBUS SM-4, LLC, a Delaware limited liability company

By:

Name: Matt McCulloch

Its: Authorized Signatory

SE COLUMBUS SM-5 LLC, a Delaware limited liability company

By:

Name: Matt McCulloch

Its: Authorized Signatory

SE COLUMBUS SM-6, LLC, a Delaware limited liability company

By:

Name: Matt McCulloch

Its: Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to First Amendment to Agreement of Purchase and Sale – Mars Petcare]

AmericasActive:17009502.1

PURCHASER:

CIFM ACQUISITIONS, LLC,

a Delaware limited liability company

By:

Name: Chris Milner

Title: Authorized Signatory

[Signature Page to First Amendment to Agreement of Purchase and Sale – Mars Petcare]

AmericasActive:17009502.1

EXHIBIT A

CONCRETE REPAIR WORK

PM2, LLC
P.O. Box 0449
Worthington, OH 43085
(614)679-5063

Estimate

Estimate No.
1380

Customer:
Green Door Capital c/o Eric Zimmerman 5303 Fisher Road Columbus, OH 43228

Date
09/29/21

Item	Description	Total
04 Concrete	Concrete repairs at 5303 Fisher Road (MARS) Columbus, Ohio. Construct approx. 40' visqueen "work box" enclosure to conduct work. Powerwash all concrete of loose debris. Grind of rough aggragate debris with Hilti grinder vacuum system. Apply concrete adhesion to surface for bonding. Apply (2) coats of concrete epoxy for concrete finish to match existing. Clean up as needed.	21,225.00
	Total	$21,225.00

AmericasActive:17009502.1

SCHEDULE 1

SELLER ENTITIES

SE COLUMBUS MM, LLC

SE COLUMBUS SM-1, LLC

SE COLUMBUS SM-2, LLC

SE COLUMBUS SM-3, LLC

SE COLUMBUS SM-4, LLC

SE COLUMBUS SM-5, LLC

SE COLUMBUS SM-6, LLC

each a Delaware limited liability company

AmericasActive:17009577.1